Exhibit 10.2
CHANGE IN CONTROL AGREEMENT
THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of April 24, 2019, by and between Equity Commonwealth, a Maryland real estate investment trust (“EQC”), Equity Commonwealth Management LLC, a Delaware limited liability company and indirect subsidiary of EQC (“Equity Management” and, together with EQC, the “Company”), and David Helfand (the “Executive”).
WITNESSETH
WHEREAS, the Board of Trustees of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists or may exist in the future and that the threat or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;
WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its shareholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security; and
WHEREAS, in order to induce the Executive to remain in the employ of the Company and/or an affiliate of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, in connection with, or in anticipation of, a Change in Control.
AGREEMENT
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein and other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1.Term of Agreement. This Agreement shall commence as of the date hereof and shall continue in effect until the date the Executive’s employment is terminated; provided, however, that if the Executive’s employment terminates in a manner that entitles the Executive to receive severance payments and benefits under Section 3(a) hereof (or would entitle the Executive to receive severance payments and benefits if a Change in Control (as defined in Section 2.5 hereof) occurs within six months following the Executive’s termination of employment), then the term shall continue in effect until all payments and benefits have been made or provided to the Executive hereunder (or, if applicable, until the six month anniversary of the Executive’s termination of employment if no Change in Control has occurred as of such date).
2.    Definitions
2.1    Accrued Compensation. For purposes of this Agreement, “Accrued Compensation” shall mean all amounts that have accrued to the benefit of the Executive through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date including: (a) base salary, (b) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (c) vacation and sick leave pay (to the extent provided by Company policy or applicable law), with all amounts owed to the Executive under each of (a), (b) and (c) payable in a cash lump sum no later than the Company’s first regularly scheduled payroll date after the Termination Date, (d) any Annual Incentive Award for service in the last fiscal year ended prior to the Termination Date, in the amount approved or to be approved by the Committee, payable in a lump sum at the time the Company pays bonuses to active employees (but in no event later than thirty (30) days following the Committee’s approval of the Annual Incentive Award), (e) any amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Termination Date, payable in accordance with such plan, policy, practice or program, contract or agreement, and (f) any other amounts or benefits required to be paid by law.
2.2    Annual Incentive Award. For purposes of this Agreement, “Annual Incentive Award” shall mean compensation offered as an annual cash incentive in addition to base salary which the Executive was eligible to earn for service in a given year. As of the date of this Agreement, “Annual Incentive Award” would refer to compensation awarded under the Company’s Short-Term Annual Incentive Program.
2.3    Base Amount. For purposes of this Agreement, “Base Amount” shall mean (a) the Executive’s annual base salary, at the rate in effect for the year of the Termination Date, or, (b) in connection with a Qualifying Termination under Section 2.12(a) hereof within twenty-four (24) months following a Change in Control, the greater of (i) the Executive’s annual base salary, at the rate in effect for the year of the Termination Date, and (ii) the Executive’s annual base salary, at the rate in effect immediately prior to the Change in Control.
2.4    Cause. For purposes of this Agreement, “Cause” means: (a) the Executive’s conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act by the Executive involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate of the Company; (b) the Executive’s gross negligence or willful misconduct in connection with the performance of the Executive’s duties to the Company; (c) a material breach by the Executive of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Executive and the Company or an affiliate of the Company; or (d) a material violation by the Executive of state or federal securities laws. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination (as defined in Section 2.10 hereof) is given by the Company to the Executive shall constitute Cause for purposes of this Agreement.
2.5    Change in Control. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the Company’s 2015 Omnibus Incentive Plan, as amended (the “Omnibus Incentive Plan”), or any successor equity incentive plan.
2.6    Change in Control Protection Period. For purposes of this Agreement, “Change in Control Period” means the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months following a Change in Control.
2.7    Company. For purposes of this Agreement, the “Company” shall include the Company’s “Successors and Assigns” (as hereinafter defined).
2.8    Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform each of the essential duties of the Executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months.
2.9    Good Reason.
(a)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Executive describing the applicable circumstances giving rise to Good Reason (which notice must be provided by the Executive within ninety (90) days of the Executive’s knowledge of the applicable circumstances); provided, however, that in order for the Executive to terminate his employment for Good Reason, the Executive must terminate employment within sixty (60) days following the end of the Company’s cure period if the circumstances giving rise to Good Reason have not been cured:

(i)	any material, adverse change in the Executive’s duties, responsibilities, authority, title, status or reporting structure;

(ii)	a material reduction in the Executive’s base salary or bonus opportunity; or

(iii)	a geographical relocation of the Executive’s principal office location by more than fifty (50) miles.
(b)    The Executive’s right to terminate the Executive’s employment pursuant to this Section 2.9 shall not be affected by the Executive’s incapacity due to a Disability.
2.10    Notice of Termination. For purposes of this Agreement, “Notice of Termination” shall mean a written notice of termination from the Company of the Executive’s employment which indicates a specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
2.11    Pro Rata Annual Incentive Award. For purposes of this Agreement, “Pro Rata Annual Incentive Award” shall mean the most recent Annual Incentive Award amount earned by the Executive prior to the Termination Date, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.
2.12    Qualifying Termination. For purposes of this Agreement, “Qualifying Termination” means a termination of the Executive’s employment by the Company without Cause (excluding, for the avoidance of doubt, by reason of the Executive’s death or Disability) or by the Executive for Good Reason, in each case (a) during the Change in Control Protection Period or (b) in connection with or in anticipation of a Change in Control, regardless of whether such termination occurs during the Change in Control Protection Period.
2.13    Successors and Assigns. For purposes of this Agreement, “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the voting securities, assets or business of the Company whether by operation of law or otherwise, and any affiliate of such Successors and Assigns.

2.14    Termination Date. For purposes of this Agreement, “Termination Date” shall mean: (a) in the case of Good Reason, the last day of the Executive’s employment and (b) in all other cases, the date specified in the Notice of Termination or if no Notice of Termination is sent, the last day of the Executive’s employment.
3.    Termination of Employment.
(a)    If the Executive’s employment with the Company terminates and such termination constitutes a Qualifying Termination, as determined by the Compensation Committee of the Board (the “Committee”) in its reasonable discretion, the Executive shall be entitled to receive the following compensation and benefits, subject to Section 3(c) hereof:
(i)    the Company shall pay or provide to the Executive the Accrued Compensation;
(ii)    the Company shall pay the Executive the Pro Rata Annual Incentive Award;
(i)    the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to three (3) times the sum of (A) the Base Amount and (B) the average of the two most recent Annual Incentive Awards earned by the Executive prior to the Termination Date;
(ii)    the Company shall pay the Executive an amount equal to (x) thirty-six (36) multiplied by (y) the total monthly premium (i.e., both the employer portion and the employee portion of the premium) in effect on the Termination Date for family coverage under the Company’s group health plan less the monthly employee charge for such coverage in effect on the Termination Date.
(iii)    all outstanding, unvested restricted stock, restricted stock units, LTIP units and other equity awards held by the Executive that are subject to solely time-based vesting conditions (collectively, the “Time-Based Awards”) shall fully vest as of the Termination Date, subject to Section 3(b) below; and
(iv)    all outstanding, unvested restricted stock units, LTIP units and other equity awards held by the Executive that are subject to performance-based vesting conditions (collectively, the “Performance-Based Awards”) shall remain eligible to become earned based on the actual level of achievement of the applicable performance criteria, as determined by the Committee at the end of the applicable performance period or, if earlier, as of the date of a Change in Control in which such Performance-Based Awards are not assumed by the acquirer or surviving entity, and the earned portion of such Performance-Based Awards, if any, shall become fully vested as of the date the Committee determines the achievement of the applicable performance criteria and shall be settled in accordance with the terms of the applicable award agreements, subject to Section 3(b) below.
(b)    If the Executive’s employment with the Company terminates within six (6) months prior to a Change in Control, and such termination constitutes a Qualifying Termination that falls under Section 2.12(a) hereunder, then, notwithstanding anything to the contrary contained herein, the terms of the Executive’s Time-Based Awards and Performance-Based Awards shall be governed by the Omnibus Incentive Plan and the award agreements issued to the Executive thereunder, each as amended, except as provided in Sections 3(b)(i) and (ii) below.
(i)    With respect to each Time-Based Award that is held by the Executive as of his termination of employment, the unvested portion of such Time-Based Award that would have been forfeited by the Executive upon his termination of employment shall instead remain outstanding and unvested until the occurrence of the Change in Control, upon which such unvested portion shall fully vest.
(ii)    With respect to each Performance-Based Award that is held by the Executive as of his termination of employment, (x) if the end of the applicable performance period occurs after the Termination Date and prior to the Change in Control, then the portion of such Performance-Based Award that becomes earned, if any, that does not otherwise vest on the date the Committee determines the achievement of the applicable performance criteria, shall vest upon the occurrence of the Change in Control, and (y) if the end of the applicable performance period occurs after the Termination Date and after the Change in Control, and the Performance-Based Award is assumed by the acquirer or surviving entity in the Change in Control transaction, then the Performance-Based Award shall become earned at the end of the applicable performance period based on the achievement of the applicable performance criteria, as determined by the Committee, and the portion of such Performance-Based Award that becomes earned, if any, shall fully vest on the date the Committee determines the achievement of the applicable performance criteria. Each Performance-Based Award that becomes earned and vested in accordance with this Section 3(b)(ii) shall be settled as soon as practicable following the applicable vesting date, but in no event later than sixty (60) days thereafter.
(c)    The Company’s obligation to pay or provide to the Executive the payments and benefits set forth in Sections 3(a)(ii), (iii), (iv), (v) and (vi) and Section 3(b) (collectively, the “Severance Payments”) shall be contingent upon the Executive’s compliance with the provisions of Sections 5(c) and (d) hereof and the Executive’s execution and non-revocation of the Release (as defined in Section 12 hereof) in accordance with Section 12 hereof. The amounts provided for in Sections 3(a)(ii), (iii) and (iv) shall be paid to the Executive in a single lump sum cash payment within ten (10) days following the Release Effective Date (as defined in Section 12 hereof). Notwithstanding anything contained herein to the contrary, in the event that the period during which the Executive may review and revoke the Release begins in one calendar year and ends in the following calendar year, any Severance Payments hereunder that constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid to the Executive no earlier than January 1 of the second calendar year.
(d)    The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.
(e)    The Executive’s entitlement to any other compensation or benefits or any indemnification shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices or any indemnification agreement in effect.
4.    Notice of Termination. Any purported termination of the Executive’s employment by the Company shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.
5.    Non-Disclosure of Proprietary Information.
(a)    The Company may have provided and/or may provide the Executive with access to confidential, proprietary, and highly sensitive information relating to the business of the Company, which is a competitive asset of the Company, and which may include, without limitation, data and information: (i) relating to the Company’s business, regardless of whether the data or information constitutes a trade secret; (ii) disclosed to the Executive or of which the Executive became aware of as a consequence of the Executive’s relationship with the Company or any of its affiliates; (iii) having value to the Company or any of its affiliates; (iv) not generally known to competitors of the Company; and (v) which may include, without limitation, trade secrets, methods of operation, information regarding acquisitions and dispositions, tenant (including prospective tenant) and lease information, shareholder information, financial information and projections, personnel data, information of any third party provided to the Company or any of its affiliates which the Company or any affiliate is obligated to treat as confidential, and similar information. The confidential, proprietary, and highly sensitive information described herein above is referred to as “Proprietary Information.” The Company and the Executive hereby agree that the term Proprietary Information shall include only such information of which the Executive has specific knowledge.
(b)    The Executive acknowledges and understands that the term Proprietary Information does not include information or know-how which: (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made without authorization from the Company; (ii) which has otherwise entered the public domain through lawful means, or (iii) is approved for release by written authorization of the Company.
(c)    The Executive acknowledges that from time to time the Company may disclose Proprietary Information to the Executive in order to enable the Executive to perform his duties for the Company. The Executive recognizes and agrees that the unauthorized disclosure of Proprietary Information could place the Company at a competitive disadvantage. Consequently, the Executive agrees not: (i) to use, at any time, any Proprietary Information for the Executive’s own benefit or for the benefit of any person, entity, or corporation other than the Company; or (ii) to disclose, directly or indirectly, any Proprietary Information to any person who is not a current trustee or employee of the Company, except in the performance of the duties assigned to the Executive by the Company, at any time before or after the termination of the Executive’s employment, without the express, written consent of the Company. The Executive further acknowledges and agrees not to make copies, except in the performance of the duties assigned to the Executive by the Company, of any Proprietary Information, except as authorized by the Company.
(d)    The Executive acknowledges that any and all documents, including documents containing Proprietary Information, furnished by the Company or otherwise acquired or developed by the Executive in connection with his employment or association with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company. Promptly following the termination of the Executive’s employment with the Company, the Executive shall destroy or return to the Company any Recipient Materials that are in the Executive’s possession, custody, or control.
(e)    Nothing contained herein shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety

and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
(f)    Notwithstanding anything to the contrary contain herein, the parties hereto acknowledge that pursuant to 18 USC § 1833(b), the Executive may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the parties hereto acknowledge that if the Executive sues the Company for retaliation based on the reporting of a suspected violation of law, the Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.
6.    Excise Tax.
(a)    The Executive is, or, if applicable, the Executive’s dependents, heirs or beneficiaries are, responsible for covering any excise taxes incurred by the Executive pursuant to Section 4999 (and any successor provision) of the Code with respect to any payments received by the Executive upon termination in connection with a Change in Control, and the Company has no responsibility for such excise taxes, or any gross up related thereto.
(b)    Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash payments and benefits shall first be reduced (if necessary, to zero) and (ii) all other non-cash payments and benefits shall next be reduced. Cash amounts payable latest in time shall be reduced first to the extent that such reduction results in a greater level of aggregate value to become payable to the Executive, and no payment shall be altered in violation of Code Section 409A.
(c)    The determination by the Company of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be confirmed at the expense of the Company by independent accountants or compensation or benefits consultants selected by the Company, and the Executive shall have the right to review such determination. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement.
7.    Successors; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
8.    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by overnight courier addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall include as an addressee the Chief Executive Officer and the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or one business day after mailing if sent by overnight courier.
9.    Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
10.    No Guaranteed Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject, however to the rights of the Executive provided herein in the event of any such termination.
11.    Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
12.    Full Satisfaction; Waiver and Release. As a condition to receiving the Severance Payments hereunder, the Executive shall execute a release of claims substantially in the form of the release attached hereto as Exhibit A (the “Release”). Within three business days following the Termination Date, the Company shall deliver to the Executive the Release for the Executive to execute; provided, however, that if the Executive’s employment with the Company terminates within six (6) months prior to a Change in Control, and such termination constitutes a Qualifying Termination that falls under Section 2.12(a) hereunder, then the Company shall instead deliver the Release to the Executive within three business days following the date of the Change in Control. The Executive shall forfeit all rights to receive the Severance Payments unless, within sixty (60) days following delivery of the Release by the Company to the Executive, the Executive executes and delivers the Release to the Company and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the “Release Effective Date”). For the avoidance of doubt, in connection with a termination of employment that occurs within six (6) months prior to a Change in Control, which constitutes a Qualifying Termination that falls under Section 2.12(a) hereunder, the Executive shall not execute the Release, and the Release Effective Date shall not occur, until after the Change in Control. The Company’s obligation to pay or provide the Severance Payments is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, the

Company shall have no obligation to pay or provide such Severance Payments. In the event the Executive breaches one or more of the provisions of Sections 5(c) or (d) hereof, the Executive shall forfeit the Executive’s right to receive the Severance Payments.
13.    Section 409A.
(a)    The Company intends that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, and this Agreement shall be construed in a manner that effectuates this intent. Neither the Company nor its respective trustees, directors, officers, employees or advisers (other than the Executive) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company may amend this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder.
(b)    In the event that, notwithstanding the clear language of this Agreement and the intent of the Company, any amount or benefit under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) and is payable or distributable by reason of the Executive’s separation from service during a period in which the Executive qualifies as a “specified employee” (as defined in Section 409A of the Code and the final regulations thereunder), then, subject to any permissible acceleration of payment under Section 409A of the Code: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service under the terms of this Agreement shall be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within thirty (30) days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions shall resume at the end of the Required Delay Period.
(c)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes Non-Exempt Deferred Compensation, (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
14.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15.    Withholding. The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any payments or benefits under this Agreement.
16.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Illinois without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Cook County in the State of Illinois.
17.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
18.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Executive has executed this Agreement as of the day and year first above written.

EQUITY COMMONWEALTH

By:    __/s/ Kenneth Shea_________________
Kenneth Shea, Authorized Signatory and
Chair of Compensation Committee

EQUITY COMMONWEALTH MANAGEMENT LLC
By: EQC Operating Trust, its Managing Member
By: Equity Commonwealth, its Trustee

By:    __/s/ Kenneth Shea_________________
Kenneth Shea, Authorized Signatory and
Chair of Compensation Committee

EXECUTIVE

By:    __/s/ David Helfand_________________
David Helfand

EXHIBIT A
WAIVER AND RELEASE AGREEMENT
THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [Date] (the “Effective Date”), by [Name] (the “Executive”) in consideration of the severance payments and benefits (collectively, the “Severance Payments”) provided to the Executive pursuant to the Change in Control Agreement by and among Equity Commonwealth, a Maryland real estate investment trust (“EQC”), Equity Commonwealth Management LLC, a Delaware limited liability company and indirect subsidiary of EQC (“Equity Management” and, together with EQC, the “Company”), and the Executive, dated as of [Date] (the “Change in Control Agreement”).
1.Waiver and Release. Subject to the last sentence of the first paragraph of this Section 1, the Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, subsidiaries, successors, and predecessors, and each of their respective directors, trustees, owners, members, shareholders, officers, agents, and employees (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment with the Company and any services that he provided to the Company. Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended, and all other employment discrimination laws whatsoever as may be created or amended from time to time); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions), including, but not limited to, the Chicago Human Rights Ordinance, the Cook County Human Rights Ordinance, the Illinois Human Rights Act, as amended, and the Illinois Constitution; and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and the Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Change in Control Agreement, or (b) under any restricted stock agreement, restricted stock unit agreement, LTIP unit agreement or other agreement pertaining to the Executive’s equity ownership, or (c) under any indemnification or similar agreement with the Executive or indemnification under the Amended and Restated Bylaws or other governing instruments of the Company.
The Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law. Nothing in this Release shall be construed to prohibit the Executive from commencing or otherwise assisting in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, the Executive waives any right to monetary recovery or individual relief in connection with any such proceeding or should one be pursued on his behalf arising out of or related to his employment with and/or separation from employment with the

Company. For the avoidance of doubt, nothing herein prevents the Executive from pursuing a whistleblower claim under applicable law.
The Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.
2.    Acknowledgements. The Executive is signing this Release knowingly and voluntarily. He acknowledges that:

a.	He is hereby advised in writing to consult an attorney before signing this Release;

b.
He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of his own free will;

c.	He is not entitled to the Severance Payments unless he agrees to and honors the terms of this Release;

d.	He has been given at least twenty-one (21) calendar days to consider this Release, or he expressly waives his right to have at least twenty-one (21) days to consider this Release;

e.
He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payments;

f.
He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and

g.	No statements made or conduct by the Employer has in any way coerced or unduly influenced him to execute this Release.
1.    No Admission of Liability. This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.
2.    Entire Agreement. There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, the Executive is not relying on any agreements or representations, except those expressly contained in this Release.
3.    Execution. It is not necessary that the Employer sign this Release following the Executive’s full and complete execution of it for it to become fully effective and enforceable.

4.    Severability. If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.
5.    Governing Law. This Release shall be governed by and construed and enforced in accordance with the substantive laws of the State of Illinois without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Release shall be brought and maintained in a court of competent jurisdiction in Cook County in the State of Illinois.
6.    Headings. Section and subsection headings contained in this Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof

EXECUTIVE
By:    ______________________________
[Name]